UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

April, 19, 2012

Date of Report (date of Earliest Event Reported)

VELATEL GLOBAL COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

NEVADA		98-0489800
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

12526 High Bluff Drive, Suite 155, San Diego, CA 92130
 (Address of principal executive offices and zip code)

(760) 230-8986
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into Material Definitive Agreement

On April 19, 2011, Beijing Yunji Communications Technical Service Co., Ltd. (“Beijing Yunji”), a wholly owned subsidiary of VelaTel Global Communications, Inc., a Nevada corporation, the registrant responsible for the filing of this Form 8-K (“VelaTel”) (Beijing Yunji and VelaTel collectively “the Company”), entered into a Strategic Cooperation Agreement (“Agreement”) with Aerostrong Company Limited (“Aerostrong”), a limited liability company organized under the laws of the People’s Republic of China (“PRC”).  The material terms of the Agreement are as follows (capitalized terms are as defined in the Agreement):

1.   The Parties will cooperate on application of jointly approved wireless broadband projects (each a “Cooperation Project”) for which the rights and obligations of each Party will be set forth in a separate Project Agreement.  The initial Cooperation Projects the Parties agree to develop are: (a) Digital Lijiang management platform project in Guangxi Autonomous Region; (b) Shen Hua wireless broadband special network project for railway; and (c) overload wireless broadband surveillance projects in Shanxi Province. For each specific Cooperation Project, the Parties shall jointly formulate the budget and implementation plan, and sign a Project Agreement in accordance with the principles set forth in this Agreement.

2.   For each Cooperation Project, Aerostrong shall be responsible for the development and follow-up of governmental markets and industrial markets.  The Company shall be responsible to provide the following support:

(a)	project technical solution design;
(b)	project site selection and construction;
(c)	project financing;
(d)	equipment (including software) procurement, installation, operation and maintenance;
(e)	bandwidth rent;
(f)	system security and optimization;
(g)	project management and operation management;
(h)	warranty service;
(i)	other services needed for the development and implementation of each Cooperation Project.

Aerostrong shall not delegate or subcontract any part of a Cooperation Project without the prior written consent of the Company.  If the implementation of any part of a Cooperation Project requires special qualification or expertise, Yunji may subcontract to a qualified third party and will grant Aerostrong priority as subcontractor where Aerostrong has the qualifications and expertise to conduct such work.

3.   The term of the Agreement is from April 19, 2012 until all projects are completed and Yunji receives the last payment from Aerostrong.  During the term, neither Party has the right to terminate the Agreement except in the event of breach by the other Party or the business operation term of the other Party expires or is otherwise discontinued.  Early termination due to breach shall not affect the right of a Party to pursue legal liability of the other Party.

4.   For each Project, Aerostrong shall: (a) prepare relevant materials required by clients, send relevant staff to coordinate with Yunji for implantation of relevant work, and bear relevant T&L costs; (b) where Aerostrong signs a Project Agreement with a project owner, remit payment to Yunji from payments it receives from the owner according to the agreement between Aerostrong and Yunji for such Project; and (c) designate a contact person to communicate with Yunji at all times during implementation of a Project.

5.   For each Project, Yunji shall: (a) cooperate with Aerostrong and provide necessary information; (b) during development of Cooperation Projects, prepare tender documents, equipment cost estimates, site surveys, engineering cost estimates, overall budget control, and bear relevant costs; (c) during its service to Aerostrong, strictly comply with Chinese laws, regulations and relevant policies, particularly those regulations in relation with internet operation security, information security and state security, and accept supervision and to relevant advice from Aerostrong; and (d) designate a contact person to communicate with Yunji at all times during implementation of a Project.

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6.   With the exception of information that has already come into the public domain through no fault or disclosure by the receiving party, all information provided by both Parties shall be deemed business secret and shall only be used for purposes of the Cooperation Projects. Neither party shall disclose any information to a third party, unless the other Party has agreed in writing, and shall be liable for any losses caused by its unauthorized disclosure.  The term of confidentiality shall be the 730th day after termination of the Agreement.

7.   Any amendment of the Agreement shall be in writing in the form of a Supplementary Agreement.  All documents between the Parties shall be in Chinese.

A fully executed copy of the Agreement (in Mandarin Chinese) is attached hereto and incorporated by this reference as Exhibit 10.1 to this Form 8-K.  An English translation of the signed Agreement is attached as Exhibit 10.2 to this Form 8-K.

Item 9.01    Exhibits

10.1	Strategic Business Agreement between and Aerostrong Company Limited and Beijing Yunji Communications Technical Service Co., Ltd. (Mandarin Chinese)

10.2	English Translation of Strategic Business Agreement between and Aerostrong Company Limited and Beijing Yunji Communications Technical Service Co., Ltd

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VelaTel Global Communications, Inc.,

Date: April 20, 2012	By:	/s/ George Alvarez
Name: George Alvarez
Title: Chief Executive Officer

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